EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Morningstar, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑124783 and No. 333-176203) on Form S-8 of Morningstar. Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Morningstar, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Morningstar, Inc.
Our report on the financial statements refers to a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers.
/s/ KPMG LLP
Chicago, Illinois
March 1, 2019